UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 5, 2012

OvaScience, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54647	45-1472564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On December 5, 2012, OvaScience, Inc., a Delaware corporation (the “Company”) and Michelle Dipp, M.D., Ph.D. entered into a Letter Agreement with respect to Dr. Dipp’s employment as President and Chief Executive Officer of the Company.  Pursuant to the terms of the Letter Agreement, Dr. Dipp received restricted stock unit awards representing (i) the right to receive 128,205 shares of common stock, $0.001 par value per share (the “Common Stock”) of the Company, which will vest quarterly over a two year period and (ii) the right to receive 64,103 shares of Common Stock, which will vest annually over a two year period upon meeting certain performance-based vesting conditions.

The Company also granted to Dr. Dipp a stock option to purchase 339,313 shares of Common Stock, which will vest quarterly over a four year period.

The stock option grant and time-based restricted stock unit award are in lieu of cash compensation and will become immediately vested upon a change in control of the Company.  Dr. Dipp will be entitled to a lump sum cash gross-up payment for any excise tax incurred in connection with a change of control to the extent such excise tax is related to the equity grants provided for in the Letter Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: December 7, 2012	By:	/s/ Christopher Bleck
Christopher Bleck
Chief Operating Officer